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EXHIBIT 8.1

                                AMENDED LIST OF
                SIGNIFICANT SUBSIDIARIES OF GOLD FIELDS LIMITED
                             (AS OF JUNE 30, 2003)

Driefontein Consolidated (Pty) Ltd., incorporated in South Africa

Kloof Gold Mining Company Ltd., incorporated in South Africa

Beatrix Mining Ventures Ltd., incorporated in South Africa

GFL Mining Services Ltd., incorporated in South Africa

Orogen Holdings (BVI) Ltd., incorporated in the British Virgin Islands

Gold Fields Guernsey Limited, incorporated in the Isle of Guernsey

Gold Fields Ghana Holdings Limited, incorporated in the Isle of Guernsey

Gold Fields Ghana Limited, incorporated in Ghana

Abosso Goldfields Limited, incorporated in Ghana

Gold Fields Australasia Limited, incorporated in the Isle of Man

Gold Fields Australia Pty Limited, incorporated in Australia

St. Ives Gold Mining Company (Pty) Ltd., incorporated in Australia

Agnew Gold Mining Company (Pty) Ltd., incorporated in Australia